Exhibit 10.2

2020 Corporate Bonus Plan

1.

The DermTech, Inc. (“DermTech” or the “Company”) Corporate Bonus Plan (the “Bonus Plan”) should be simple to understand and incentivize eligible employees to achieve corporate goals which are in the best interests of stakeholders.

2.	An employee must have started employment with the Company prior to October 1, 2020 to be eligible for the Bonus Plan.
3.	Employees eligible for the Bonus Plan and hired in the current fiscal year will receive a pro-rated bonus based on their hire date.
4.	Employees eligible for other cash-based incentive compensation or bonus programs will not be eligible for the Bonus Plan.
5.	Bonus payments at the target percentages for each position grade will be paid based on actual wages earned during the year, not the employee’s annualized salary.
6.

The bonus will be paid typically after the fiscal year ends based on the goals that have been achieved.  Any bonus tied to a goal related to audited financial statements will be paid once the financial statement audit has been completed.  The DermTech Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) will have discretion on timing of payments.

7.	Eligible employees must be employed and in good standing on the date the bonus is paid to receive the bonus payment.
8.

The Compensation Committee administers the Bonus Plan and has authority to use their discretion to approve goals and bonus targets, adjust goals and bonus payments, and determine goal achievement, and modify, increase or decrease any bonus payments at any time and regardless of whether any of the performance goals are achieved.

Schedule I

[Schedule I, which lists the target 2020 bonus by position grade, has been omitted pursuant to Item 601(a)(5) of Regulation S-K.]